UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2019

Rexford Industrial Realty, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-36008	46-2024407
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification Number)

11620 Wilshire Blvd., Suite 1000 Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

(310) 996-1680	N/A
(Registrant’s telephone number, including area code)	(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On April 10, 2019, Rexford Industrial Realty, Inc. (the “Company”), through its operating partnership, Rexford Industrial Realty, L.P., of which the Company is the sole general partner (the “Operating Partnership”), acquired from an unaffiliated seller (the “Seller”) an industrial property located at 1515 East 15th Street in Los Angeles, California, comprised of an approximately 238,015 square foot building on approximately 2.13 acres (the “Property”). In consideration for the Property, the Operating Partnership issued the Seller 593,960 newly issued 4.43937% Cumulative Redeemable Convertible Preferred Units of partnership interest in the Operating Partnership (“Series 1 CPOP Units”). The transaction was priced based upon a common stock price of $31.56, equal to the trailing 30-day average closing price of the Company’s common stock as of the letter of intent date (the “Average Value”).

The Series 1 CPOP Units are convertible (i) at the option of the holder anytime from time to time, or (ii) at the option of the Operating Partnership, at any time on or after April 10, 2024, in each case, into common units of limited partnership interests in the Operating Partnership (“Common Units”) on a one-for-one basis, subject to adjustment to eliminate fractional units or to the extent that there are any accrued and unpaid distributions on the Series 1 CPOP Units. Holders of Common Units have the right to cause the Operating Partnership to redeem any or all of their Common Units for an amount of cash per unit equal to the then current market value of one share of the Company’s common stock, or, at the Company’s election, shares of the Company’s common stock on a one-for-one basis. On the date of the filing of this Current Report on Form 8-K, the closing price of the Company’s common stock on the New York Stock Exchange was $37.01.

The Series 1 CPOP Units rank senior to the Operating Partnership’s Common Units, on parity with the Operating Partnership’s 5.875% series A cumulative redeemable preferred units, the Operating Partnership’s 5.875% series B cumulative redeemable preferred units and with any future class or series of partnership interest of the Operating Partnership expressly designated as ranking on parity with the Series 1 CPOP Units, and junior to any other class or series of partnership interest of the Operating Partnership expressly designated as ranking senior to the Series 1 CPOP Units.

Holders of Series 1 CPOP Units, when and as authorized by the Company as general partner of the Operating Partnership, are entitled to cumulative cash distributions at the rate of 4.43937% per annum of the $45.50952 per unit liquidation preference (a 44.2% premium to the Average Value described above), payable quarterly in arrears on or about the last day of March, June, September and December of each year, beginning on or about June 28, 2019. The holders of Series 1 CPOP Units are entitled to receive the liquidation preference, which is $45.50952 per unit and approximately $27.0 million in the aggregate for all of the Series 1 CPOP Units, before the holders of Common Units in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Operating Partnership.

In connection with the acquisition of the Property, the Company and the Operating Partnership have provided the Seller and certain permitted transferees with customary indemnification in connection with certain taxable transfers of the Property.

On April 10, 2019, the Company executed the Fifth Amended and Restated Agreement of Limited Partnership (the “A&R Partnership Agreement”), among other things, creating the Series 1 CPOP Units described above. This description of certain terms of the amendment to the A&R Partnership Agreement is qualified in its entirety by reference to the amendment to the A&R Partnership Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Fifth Amended and Restated Agreement of Limited Partnership of Rexford Industrial Realty, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REXFORD INDUSTRIAL REALTY, INC.

Date: April 11, 2019	By:	/s/ Howard Schwimmer
Howard Schwimmer Co-Chief Executive Officer (Principal Executive Officer)

Date: April 11, 2019	By:	/s/ Michael S. Frankel
Michael S. Frankel
Co-Chief Executive Officer (Principal Executive Officer)